Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
Effective the 28th day of May 2008 the job title for Lawrence R. Dickerson was changed from President and Chief Operating Officer to President and Chief Executive Officer.
As a result of the change to Mr. Dickerson’s job title, the Company and Mr. Dickerson wish to amend the Employment Agreement dated 15 December 2006 entered into between them.
The Employment Agreement is hereby amended in the following respects effective as of the 28th day of May 2008:
(a) Article 1.2 is amended to reflect the Job Title of President and Chief Executive Officer.
1.2 Position. Company shall employ Executive in the position of President and Chief Executive Officer (“Job Title”). In such capacity, Executive will, as reasonably requested by the Board of Directors/President of Company from time to time, carry out the functions of his office and furnish his best advice, information, judgment and knowledge with respect to the business of the Company and its subsidiaries. During the term of his employment, Executive shall be furnished with a private office and such other facilities and services as are commensurate with his position with Company and adequate for the performance of his duties under this Agreement.
(b) Article 1.4 is amended to reflect that Executive will act subject to the direction of the Company’s Board of Directors or a Committee thereof. In addition, participation by Executive as a member of a board of directors not related to the Company in any way, or such similar participation, shall require the consent of the Board of Directors or a Committee thereof.
1.4 Exclusivity of Employment. Executive agrees his position with the Company will be his sole employment and he will use his best efforts to discharge his duties and responsibilities in such capacity and to act subject to the direction of the Board of Directors or a Committee thereof. Part-time activities that do not interfere with Executive’s duties and responsibilities pursuant to this Agreement shall not constitute employment. Participation by Executive as a member of a board of directors not related to the Company in any way, or such similar participation, shall require the consent of the Board of Directors or a Committee thereof. During the Term of this Agreement, Executive shall not, directly or knowingly indirectly, either as an Executive, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity solicit, recruit, induce, entice, encourage or in any way cause any employee of Company (or an affiliate) to terminate his/her employment with Company (or such affiliate). This Article is not intended to limit the ability of Executive to terminate the employment of Company employees in the course and scope of his position with Company.

(c) Article 3.1 is amended to reflect that Executive’s Base Salary is subject to increases as the Board of Directors or a Committee thereof may, in its sole discretion, from time to time determine.
3.1 Base Salary. During the Term, Executive shall receive an annual base salary equal to $720,000 (“Base Salary”), subject to increases as the Board of Directors or a Committee thereof may, in its sole discretion, from time to time determine. Executive’s Base Salary shall be paid in equal installments in accordance with Company’s standard practices and pay dates regarding payment of compensation to executives and shall be subject to applicable withholding and deductions.
(d) Article 5.1 is amended to reflect that notices to the Company should be provided to the General Counsel and the Chairman of the Board of Directors.
5.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or three days after the date mailed by United States registered or certified mail, return receipt requested, or by a nationally known overnight courier, in either case postage prepaid and addressed as follows: If to Company, to its General Counsel and its Chairman of the Board of Directors at its corporate address of record. If to Executive, to the most recent home address on file with Company, or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the 16th day of June 2008.

DIAMOND OFFSHORE MANAGEMENT COMPANY

By:	/s/ WILLIAM C. LONG

Name:	WILLIAM C. LONG
Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE:

/s/ Lawrence R. Dickerson

Lawrence R. Dickerson